FAM VARIABLE SERIES FUNDS, INC.

MERCURY HIGH CURRENT INCOME V.I. FUND

SERIES #4

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
7/14/2005	Mylan Laboratories 6.38% 8/15/15	350,000	350,000,000	Merrill Lynch BNY Capital Markets KeyBanc Capital Sun Trust Robinson Humphrey
9/28/2005	Whiting Petroleum Corp. 7% 2/1/14	1,000,000	250,000,000	Merrill Lynch JP Morgan Lehman Brothers Wachovia Banc of America KeyBanc Capital Raymond James Petrie Parkman RBC Capital Simmons & Co
10/4/2005	Dycom Industries Inc 8.13% 10/15/15	1,000,000	150,000,000	Merrill Lynch Goldman Sachs Wachovia Friedman, Billings & Ramsey
12/15/2005	Susser Finance Corp 10.63% 12/15/13	250,000	170,000,000	Banc of America Merrill Lynch